Exhibit 99.1

INTRICON REPORTS 2015 SECOND-QUARTER RESULTS

Company Delivers Continued Profitability, Secures Value Hearing Health Channel Partner

ARDEN HILLS, Minn. — August 6, 2015 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its second quarter ended June 30, 2015.

Highlights:

•	Net sales of $17.1 million were in line with expectations and increased 3 percent sequentially;
•	The company continued to deliver profitability with net income of $506,000, or $0.08 per diluted share;
•	IntriCon’s Medtronic business posted record quarterly revenue; and,
•	The company entered into a two-year supply agreement with AudioNova International B.V. (AudioNova), one of Europe’s leading hearing aid providers, operating more than 1,300 retail stores in 11 countries.

Financial Results

For the 2015 second quarter, the company reported net sales of $17.1 million, compared to $17.5 million in the prior-year period. IntriCon posted net income of $506,000, or $0.08 per diluted share, versus net income of $813,000, or $0.13 per diluted share, for the 2014 second quarter.

“We are pleased with our second-quarter performance as we continue to deliver profitability while building infrastructure required to secure high-potential growth opportunities,” said Mark S. Gorder, president and chief executive officer of IntriCon. “While our Medical business fueled the sequential revenue growth, we made significant strides in our strategy to drive business in value hearing health by solidifying yet another prominent partner, AudioNova, to deliver high-quality, low-cost hearing devices to the European market.”

Gross profit margins were 26.8 percent compared to 27.3 percent in the prior-year second quarter. The decrease was primarily due to lower overall sales volumes.

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IntriCon Corporation 2015 Second-Quarter Results

August 6, 2015

Six-Month Results

For the 2015 six-month period, IntriCon reported net sales of $33.7 million and net income of $790,000, or $0.13 per diluted share. This compares to 2014 six-month net sales of $34.8 million and net income of $1.3 million, or $0.22 per diluted share. Included in 2014 six-month results was a net loss from discontinued operations of $270,000, or $0.05 per diluted share.

Gross profit margins decreased to 26.4 percent from 27.4 percent for the prior-year, six-month period. Again, this was primarily due to the second-quarter factors detailed above.

Business Update

Hearing health sales declined 12 percent during the second quarter from the prior-year quarter, primarily due to one-time decreases in the conventional hearing health channel. This was partially offset by gains in targeted value hearing health initiatives. While hearing health sales are down from the prior year, IntriCon remains focused on building the infrastructure required to secure other notable partners in the second half of 2015 and beyond, that can benefit from the outcomes-based hearing health model we offer. The company anticipates year-over-year hearing health sales gains driven by new value hearing health programs that are anticipated to ramp in the second half of 2015.

Said Gorder, “We continue to make strides in the value hearing health market. Through our new supply agreement, AudioNova will offer technically advanced hearing devices, manufactured by IntriCon. AudioNova’s smartsound brand is based on IntriCon’s Audion™ amplifier, and offers technically advanced features at value hearing health price points. AudioNova has begun rollout of the smartsound brand in the Netherlands and intends to expand the program to other targeted European countries in the future. IntriCon expects to begin shipping product in the third quarter.

“In addition, we continue to work with the United Kingdom’s National Health Service (NHS) on product approval, and just this week we received correspondence that the NHS Audiology Supplies Group (ASG) has completed their evaluation of our products and software. While we have yet to receive formal feedback, we are pleased with how our products and software preformed during the evaluation, and are encouraged by the informal feedback. We anticipate formal feedback in the third quarter. The NHS is widely seen as the most efficient hearing aid delivery system in the world, supplying an estimated 1.4 million hearing aids annually. We believe we are well positioned to serve their needs, and we’re developing new technologies to further enhance delivery efficiencies and product standards in the future.”

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IntriCon Corporation 2015 Second-Quarter Results

August 6, 2015

Sales in IntriCon’s medical business increased 8 percent in the 2015 second quarter, primarily driven by IntriCon’s largest customer, Medtronic. Sales to Medtronic for the second quarter were at record levels. The gains were driven by the MiniLink REAL-Time Transmitter and related accessories sales, which are incorporated in Medtronic’s MiniMed 530G insulin pump and continuous glucose monitoring system. IntriCon anticipates Medtronic revenue gains throughout 2015.

Second-quarter 2015 professional audio communication sales declined 16 percent from the prior-year period. The anticipated decrease was due to the conclusion of the company’s Singapore Government contract in 2014. IntriCon will continue to leverage its core technologies in professional audio communication to support existing customers, as well as seek related hearing health and medical product opportunities.

Looking Ahead

Concluded Gorder, “I am encouraged with the progress we made in the first half of the year. We have focused a significant amount of resources advancing our technology portfolio, building our value hearing health infrastructure and securing key channel partners. With clear evidence of an emerging value hearing health market opportunity and new partnerships coming on board, coupled with our strong Medtronic business, we are well positioned for future growth. We expect our momentum to build throughout the year and are on track to achieve sequential revenue growth in the third quarter and higher sales year-over-year for 2015.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Thursday, August 6, 2015, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review second-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-632-3384 and provide the conference ID number 7820196 to the operator.

A replay of the conference call will be available three hours after the call ends through 7:00 p.m. CT on Thursday, August 20, 2015. To access the replay, dial 1-888-203-1112 and enter passcode: 7820196.

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IntriCon Corporation 2015 Second-Quarter Results

August 6, 2015

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2014. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts
At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

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IntriCon Corporation 2015 Second-Quarter Results

August 6, 2015

INTRICON CORPORATION

Consolidated Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales, net	$17,120	$17,507	$33,722	$34,817
Cost of sales	12,535	12,735	24,809	25,272
Gross profit	4,585	4,772	8,913	9,545

Operating expenses:
Sales and marketing	898	891	1,885	1,898
General and administrative	1,733	1,616	3,442	3,240
Research and development	1,294	1,148	2,520	2,316
Restructuring charges	—	—	—	83
Total operating expenses	3,925	3,655	7,847	7,537
Operating income	660	1,117	1,066	2,008

Interest expense	(89)	(125)	(192)	(263)
Other income (expense)	12	(122)	148	(62)
Income from continuing operations before income taxes and discontinued operations	583	870	1,022	1,683

Income tax expense	77	57	232	83
Income before discontinued operations	506	813	790	1,600
Loss on sale of discontinued operations	—	—	—	(120)
Loss from discontinued operations, net of income taxes	—	—	—	(150)
Net income	$506	$813	$790	$1,330

Basic income (loss) per share:
Continuing operations	$0.09	$0.14	$0.14	$0.28
Discontinued operations	—	—	—	(0.05)
Net income per share:	$0.09	$0.14	$0.14	$0.23

Diluted income (loss) per share:
Continuing operations	$0.08	$0.13	$0.13	$0.27
Discontinued operations	—		—	(0.05)
Net income per share:	$0.08	$0.13	$0.13	$0.22

Average shares outstanding:
Basic	5,856	5,780	5,848	5,754
Diluted	6,242	6,081	6,229	5,973

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IntriCon Corporation 2015 Second-Quarter Results

August 6, 2015

INTRICON CORPORATION

Consolidated Condensed Balance Sheets

(In Thousands, Except Per Share Amounts)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Current assets:
Cash	$273	$328
Restricted cash	612	640
Accounts receivable, less allowance for doubtful accounts of $115 at June 30, 2015 and $120 at December 31, 2014	7,785	7,673
Inventories	11,298	9,983
Other current assets	859	1,013
Total current assets	20,827	19,637

Machinery and equipment	36,768	35,104
Less: Accumulated depreciation	31,559	30,859
Net machinery and equipment	5,209	4,245

Goodwill	9,194	9,194
Investment in partnerships	332	387
Other assets, net	430	498
Total assets	$35,992	$33,961

Current liabilities:
Checks written in excess of cash	$12	$516
Current maturities of long-term debt	1,894	1,886
Accounts payable	6,694	5,438
Accrued salaries, wages and commissions	2,294	2,519
Deferred gain	110	110
Other accrued liabilities	1,475	1,364
Total current liabilities	12,479	11,833

Long-term debt, less current maturities	5,076	4,627
Other postretirement benefit obligations	482	485
Accrued pension liabilities	685	741
Deferred gain	—	55
Other long-term liabilities	94	113
Total liabilities	18,816	17,854
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,864 and 5,844 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	5,864	5,844
Additional paid-in capital	17,303	16,939
Accumulated deficit	(5,484)	(6,274)
Accumulated other comprehensive loss	(507)	(402)
Total shareholders’ equity	17,176	16,107
Total liabilities and shareholders’ equity	$35,992	$33,961

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